FOR IMMEDIATE RELEASE

FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy (724) 741-8570
Investor Relations Contact: Ken Krause (724) 741-8534

MSA Acquires Senscient, Inc.
Transaction Expands and Enhances MSA Technology Offerings in the Global Market for Fixed
Gas and Flame Detection Systems

PITTSBURGH, September 19, 2016 - Global safety equipment manufacturer MSA Safety Inc. (NYSE: MSA) today announced that it has acquired Senscient, Inc., a leader in laser-based gas detection technology that can be used in a broad range of industrial, oil and gas production and petrochemical processing applications. The acquisition of Senscient (pronounced Sen-Sy-Ent) strengthens MSA’s leading position in the global market for fixed gas and flame detection (FGFD) systems, representing a key step in the execution of MSA’s Core Product growth strategy. Terms of the deal were not disclosed.

Senscient’s patented Enhanced Laser Diode Spectroscopy (ELDSTM) technology was launched in 2009. Capable of detecting a wide range of toxic and flammable gases, ELDSTM technology eliminates false alarms and enables faster, more reliable detection of hazardous gases, thereby improving worksite safety while reducing operational costs.

“This technology is significantly changing the way facility operators protect their personnel and assets from leaks of hazardous gases,” said Gustavo Lopez, MSA’s Global Product Business Director for Detection. “High false alarm rates, slow detection and poor reliability are problems that frequently plague worksite operations when dealing with gas leak detection.”

(more)

Senscient’s ELDSTM technology broadens MSA’s opportunities in areas of the world where oil production has the additional danger of high concentrations of H2S, like the Middle East and Kazakhstan, as well as across various industry applications, including gas and pipeline processing, ammonia and fertilizer production, refineries and petrochemicals production, waste water, photovoltaic, marine, and the process analytics industry.

"MSA’s commitment to safety and technical leadership is the perfect cultural fit with Senscient and our core values,” said Rajat Barua, President and CEO of Senscient. “For us, this combination delivers significant value and provides Senscient with an excellent platform to drive accelerated adoption of our technology with customers around the world.”

Kerry Bove, Senior Vice President and Chief Strategy Officer for MSA, who is also responsible for the leading the company’s acquisition activities, added that the acquisition of Senscient immediately strengthens and fast tracks MSA’s new product development efforts in the area of laser-based, open-path gas detection. “Senscient’s innovative technology provides the perfect complement to our existing fixed gas and flame detection portfolio. Equally important, it provides further technical and competitive differentiation to MSA’s fixed gas and flame detection business,” Mr. Bove concluded.

(more)

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures.  Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations.  The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military.  MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices.  With 2015 revenues of $1.1 billion, MSA employs approximately 4,600 people worldwide.  The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America.  With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America.  For more information visit MSA's web site at www.MSAsafety.com.

About Senscient

Senscient, a privately held company, designs, manufactures and installs gas detection sensors for industrial applications. These sensors form a critical line of defense that industrial plant operators rely upon to safeguard assets and workers from fires, explosions and the harmful effects of combustible and toxic gases. With principal operations in Poole, UK, the company has an installed base of more than 1,500 systems in 30 countries around the world and has 33 employees.

# # #